                                                                    EXHIBIT 12.2
                            Lucent Technologies Inc.
                Computation of Ratio of Earnings to Fixed Charges

                              (Dollars in Millions)
                                   (Unaudited)


                                                                  For the Three
                                                                  Months Ended
                                                               December 31, 1998

Income Before Income Taxes.............................              $2,152

Less Interest Capitalized during
  the Period...........................................                   5
Less Undistributed Earnings of Less than 50%
  Owned Affiliates.....................................                   1

Add Fixed Charges......................................                 117

Total Earnings ........................................              $2,263



Fixed Charges

Total Interest Expense Including Capitalized Interest..              $   80

Interest Portion of Rental Expense.....................                  37

    Total Fixed Charges................................              $  117

Ratio of Earnings to Fixed Charges.....................                19.3